Exhibit 10.2

January 26, 2010

WITHOUT PREJUDICE

DELIVERED TO:

Matthew Kane

Dear Matt,

Re: Cott Corporation (“Cott”) – Termination of Employment

We are writing to notify you that your employment with Cott is hereby terminated without cause, effective February 15, 2010.

Cott appreciates your contribution to the corporation and with a view to resolving all matters on an amicable basis, has prepared the following severance arrangements (collectively, with Schedules “1” and “2,” the “Separation Agreement and Release”):

1.	Date of Termination

The effective date of termination of employment is February 15, 2010 a (the “Termination Date”).

2.	Accrued Salary and Vacation Pay

Regardless of whether you sign this Agreement, you will be paid your salary and accrued vacation pay to the Termination Date. These payments will be less applicable statutory deductions and withholdings and paid in a lump-sum payment during the next pay period immediately following the Termination Date.

3.	Severance Payment

As outlined in your Retention, Severance and Non-Competition Plan Agreement dated May 11, 2007 and in the Amended and Restated Retention, Severance and Non-Competition Plan dated June 25, 2007 (collectively, the “Retention Agreement”), we have agreed to pay you a lump-sum payment equal to 1 times your annual base salary, car allowance, bonus at target and a prorated bonus for the current bonus year, as outlined below. You will receive these payments on the first pay run occurring at least five business days after the later of (a) the Termination Date and (b) the date on which this Separation Agreement and General Release becomes irrevocable. Such payments will be made on the basis that you will continue to perform your duties and our agreement to make such payments will be null and void if the reason for termination is Cause or resignation without Good Reason (as such terms are defined in the Retention Agreement) before the Termination Date. We agree, however, that your compliance with our request not to come into Cott’s offices or to take on a reduced role in performance of service for Cott shall not be deemed a resignation without Good Reason.

The payment will be equal to $482,250 (less applicable withholdings), calculated as follows;

Annual Base Salary	$300,000
Car Allowance	$13,500
Bonus at Target	$150,000
Pro-rata Bonus (6 Weeks)	$18,750

TOTAL PAYMENT	$482,250

Additionally, COTT agrees to pay you any bonus earned for the fiscal year 2009. Upon board approval of the bonus payout multiple for the Corporate Bonus Pool (of which you are a participant), you will receive your 2009 bonus with all other bonus eligible employees.

Finally, upon confirmation of achievement of the 2008 Special PSU Award metric (Positive Adjusted Operating Income), Cott will distribute to you the shares that were granted to you and vested at the end of FY2009. The number of PSU’s you were granted is 66,963. Per the PSU plan, a portion of these shares will be sold to cover any and all applicable taxes.

This is subject to, and without any limitation to, any additional rights you may have under the Retention Agreement, including without limitation, additional rights arising on a Change of Control during a Change of Control Window (as such terms are defined in the Retention Agreement).

4.	Benefits

We confirm that, to the extent Cott may do so legally and in compliance with its benefit plans in existence from time to time, the following benefits will continue for a period of 12 months following the Termination Date or until alternative employment is secured that provides comparable benefits. Your continued benefits include Health Care, Dental and Vision, Basic Life and AD&D. All other benefits will terminate effective February 15, 2010. Alternatively, you may elect to receive a one time lump sum payment of $15,000 in lieu of continued benefits. By choosing to receive the lump sum, you agree that you will receive no form of health, dental, vision, life, AD&D, or long term care benefits or insurance beyond the Termination Date. If you choose to continue benefits with COTT, you will continue to be responsible for payment of your monthly insurance premiums.

5.	Expenses

To the extent that you have incurred any proper travel, entertainment or other business expenses, you will be reimbursed in accordance with Cott’s policy. All expense reports must be submitted within 30 days of your Termination Date.

6.	Stock Options/Share Purchase Plan/DPSP/RSP

All other rights under Cott’s share plans (other than the PSU Plan under which your entitlement shall be as described as above) and other long-term incentive plans, including, without limitation, all rights to unvested shares under the 401k Plan and Employee Share Purchase Plan shall terminate on the Termination Date in accordance with those plans. Rights under these plans that have vested as of the Termination Date will continue in accordance with and subject to the terms of the applicable plans.

7.	Effect of Employment Agreement

The parties acknowledge and agree that the employment agreement between Cott and you dated March 14, 2004 (the “Employment Agreement”), as well as any other document that may be construed as an employment agreement, shall be of no further effect after the Termination Date.

8.	No Other Payments

Other than as set out in Section 7 of the Retention Agreement, the payments and other entitlements set out or referenced in this Separation Agreement and Release, constitute your complete entitlement and Cott’s complete obligations whatsoever, including with respect to the cessation of your employment, whether at common law, statute or contract. For greater certainty, we confirm that, other than as set out in Section 7 of the Retention Agreement and in this Separation Agreement and Release, you are not entitled to any further payment (including any bonus payments), benefits, perquisites, allowances or entitlements earned or owing to you from Cott pursuant to any employment or any other agreement, whether written or oral, whatsoever, all having ceased on the Termination Date without further obligation from Cott. All amounts paid to you pursuant to this letter shall be deemed to include all amounts owing pursuant to the Employment Standards Act, 2000 and any applicable state wage payment or wage collection law, and such payments represent a greater right or benefit than that required under the Employment Standards Act, 2000 and any applicable state wage payment or wage collection law.

9.	Resignation & Release

You will resign as an officer of Cott (and any direct and indirect affiliates, subsidiaries and associated companies) with effect as of the Termination Date. In this respect, you agree to execute and deliver the Resignation Notice attached hereto as Schedule “1” and such further documentation as may reasonably be required by Cott, in its sole discretion, in order to effect this resignation. You agree to sign, no earlier than your last day of active employment with Cott, the Release Agreement in the form attached as Schedule “2” to this Separation Agreement and Release and further agree that, notwithstanding anything to the contrary in the Retention Agreement, your execution without revocation of the Release Agreement is a condition precedent to you receiving any severance payments hereunder that are in excess of payments required by statute.

10.	Your Continuing Obligations

(a)	You will continue to abide by all of the provisions of your Employment Agreement through the Termination Date, and with all of the provisions of the Retention Agreement through the Termination Date and at all times thereafter following the cessation of your employment in accordance with and subject to the terms of the Retention Agreement (including Section 8 thereof) and this Separation Agreement and Release.

(b)	You are required to return to Cott within five (5) business days of the Termination Date all of the property of Cott in your possession or in the possession of your family or agents including, without limitation, wireless devices and accessories, computer and office equipment, keys, passes, credit cards, customer lists, sales materials, manuals, computer information, software and codes, files and all documentation (and all copies thereof) dealing with the finances, operations and activities of Cott, its clients, employees or suppliers.

(c)	You will agree to cooperate reasonably with Cott, and its legal advisors, at Cott’s request, direction and reasonable cost, in connection with: (i) any Cott business matters in which you were involved during your employment with Cott; or (ii) any existing or potential claims, investigations, administrative proceedings, lawsuits and other legal and business matters which arose during your employment involving Cott; (iii) effecting routine administrative compliance with respect to any regulatory requirements that were applicable to Cott during the period of your employment; and (iv) completing any further documents required to give effect to the terms set out in this letter with respect to which you have knowledge of the underlying facts.

(d)	In consideration of your agreement to cooperate as set forth in section 10 (a) above, we agree to indemnify you in accordance with the Indemnity entered into by Cott and you effective January 29, 2010, a copy of which is attached hereto and incorporated herein as Schedule 3 by reference.

(e)	You agree to indemnify and hold harmless Cott and its Affiliates (as defined in the Retention Agreement), together with its and their respective officers, directors and employees, from and against any and all damages, taxes, penalties, interest, expenses and any other costs imposed under, in connection with, or related to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to payments and benefits provided pursuant to this Separation Agreement and Release including, but not limited to, any penalties associated with failure to report or failure to withhold.

11.	Taxes

All payments referred to in this letter will be less applicable withholdings and deductions, and you shall be responsible for all tax liability resulting from your receipt of the payment and benefits referred to in this letter, except (i) to the extent that Cott has withheld funds for remittance to statutory authorities, and (ii) to the extent provided otherwise in your Retention Agreement with respect to any Gross-Up Payment. For greater certainty, we confirm that Section 7 of the Retention Agreement provides for a Gross-Up Payment in connection with any excise tax imposed under Section 4999 of the Code and not in connection with any tax, penalty or interest imposed under (or in connection with) Section 409A of the Code. In no event are you entitled to any payment from Cott with respect to any tax, penalty or interest imposed under (or in connection with) Section 409A of the Code, and in no event shall any such tax, penalty or interest be taken into account for purposes of determining the amount of any payment due under Section 7 of the Retention Agreement.

12.	General

(a)

Entire Agreement: Except as otherwise specified in this Agreement, this Separation Agreement and Release constitutes the entire agreement between you and Cott with reference to any of the matters herein provided or with reference to your employment or office with Cott, or the cessation thereof. All promises, representations, collateral agreements, offers and understandings not expressly incorporated in this letter agreement are hereby superseded and have no further effect. For greater certainty, your entitlement under Section 7, and your obligations under Section 8, of the Retention Agreement are expressly incorporated in this letter.

(b)	Severability: The provisions of this letter agreement shall be deemed severable, and the invalidity or unenforceability of any provision set out herein shall not affect the validity or enforceability of the other provisions hereof, all of which shall continue in accordance with their terms.

(c)	Full Understanding: By signing this letter, you confirm that: (i) you have had an adequate opportunity to read and consider the terms set out herein, including the Release Agreement attached, and that you fully understand them and their consequences; (ii) you have been advised, through this paragraph, to consult with legal counsel and have obtained such legal or other advice as you consider advisable with respect to this Separation Agreement and Release, including attachments; (iii) you have consulted with legal counsel regarding the application of Section 409A of the Code to the payments and benefits provided pursuant to this Separation Agreement and Release; (iv) you are signing this Separation Agreement and Release voluntarily, without coercion, and without reliance on any representation, express or implied, by Cott, or by any director, trustee, officer, shareholder, employee or other representative of Cott other than as set forth in this Separation Agreement and Release and the Retention Agreement; and (v) you have been provided with the 45-day consideration period and seven-day revocation period described in the attached Release Agreement.

(d)	Arbitration: In the event any dispute arises between you and Cott with respect to the interpretation, effect or construction of any provisions of this Separation Agreement and Release, either Cott or you may refer the matter to final and binding arbitration without right of appeal, pursuant to the United States Federal Arbitration Act, as applicable, for the disputed matters to be determined by an arbitrator that is to be mutually agreed upon, upon written notice to the other, whereupon, subject to the availability of such an arbitrator, the arbitration hearing will commence within 30 days of the said notice, without formality, with the costs of the arbitration to be shared equally between the parties, subject to such order for costs as the arbitrator may determine in his or her sole discretion. The arbitration shall be conducted pursuant to the then-existing rules and regulations of the American Arbitration Association to the extent not inconsistent with this letter agreement.

(e)	Currency: All dollar amounts set forth or referred to in this letter refer to US currency.

(f)	Governing Law: To the extent the laws of the United States must apply, the agreement confirmed by this letter shall be governed by the laws of the State of Florida.

* * *

If this offer is acceptable to you once you have had an opportunity to review it, please sign the acknowledgement below to confirm your acceptance of same and return to Reese Reynolds at the Tampa Office.

If you have any questions regarding the terms set out in this letter, please feel free to contact myself or Reese Reynolds, Sr. Director of Global Compensation & Benefits.

Yours very truly,

COTT CORPORATION

Per:

/s/ Michael Creamer	/s/ Jerry Fowden
Michael Creamer, VP People	Jerry Fowden, CEO

Enclosures:

1.	Schedule “1” – Resignation Notice

2.	Schedule “2” – Release Agreement

Acknowledgement and Acceptance

I acknowledge that I have been provided 45 days to review this letter and the attached Release Agreement and Resignation Notice, which I acknowledge is a reasonable period of time (although I may sign it sooner should I desire as long as the date of execution is after my last day of active employment), and seven days thereafter to revoke the letter agreement and attached Release Agreement, if I so choose. I also acknowledge that I have been advised, by this paragraph, and have had the opportunity to obtain independent legal advice and that the only consideration for the attached Release Agreement is as referred to in this letter and the Release Agreement. I further acknowledge that, by the attached Schedule 3, which is incorporated herein by reference, Cott has informed me in writing of the time limits and eligibility requirements applicable to the employment termination program; the decisional unit covered by the program; and the job title and age of each eligible employee selected or not selected from the decisional unit for termination under the program. I confirm that no other promises or representations of any kind other than as set forth in this Separation Agreement and Release and the Retention Agreement have been made to me to cause me to sign this acknowledgement and acceptance.

/s/ Matthew Kane	January, 29 2010
Matthew Kane	Date

SCHEDULE “1”

RESIGNATION NOTICE

TO:	COTT CORPORATION

AND TO:	ALL DIRECT AND INDIRECT AFFILIATES, SUBSIDIARIES AND ASSOCIATED COMPANIES THEREOF

AND TO:	ALL DIRECTORS THEREOF

I, Matthew Kane, confirm my resignation from all offices held by me of Cott Corporation, including all direct and indirect affiliates, subsidiaries, and associated companies, with effect as of January 29, 2010.

/s/ Matthew Kane
Matthew Kane

SCHEDULE “2”

RELEASE AGREEMENT

In consideration of the mutual promises, payments and benefits provided for in the Severance Plan and the letter dated March 29, 2009 to which this Release Agreement is a Schedule (collectively, the “Plan”), and the release from Matthew Kane (the “Employee”) set forth herein, Cott Corporation (the “Corporation”) and the Employee agree to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement have the meanings assigned thereto in the Plan.

1. The Employee acknowledges and agrees that the Corporation is under no obligation to offer the Employee the payments and benefits set forth in the Plan, unless the Employee consents to the terms of this Release Agreement. The Employee further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that the Employee has entered into this agreement freely and voluntarily.

2. In consideration of the payment and benefits set forth in the Plan and the Corporation’s release set forth in paragraph 5, the Employee voluntarily, knowingly and willingly releases and forever discharges the Corporation and its Affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Employee. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with the Corporation or any its Affiliates, or the termination thereof, or under any statute, including, but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety and Insurance Act re-employment provisions, the Occupational Health & Safety Act, the Pay Equity Act, the Labour Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, and the Americans With Disabilities Act, or pursuant to any other applicable law or legislation governing or related to his/her employment or other engagement with the Corporation. In no event shall this Release apply to the Employee’s right, if any, to indemnification, under the Employee’s employment agreement or otherwise, that is in effect on the date of this Release and, if applicable, to the Corporation’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.

3. The Employee acknowledges and agrees that he/she shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Corporation or any other Releasee based on any event arising out of the matters released in paragraph 2.

4. Nothing herein shall be deemed to release: (i) any of the Employee’s rights under the Plan; or (ii) any of the vested benefits that the Employee has accrued prior to the date this Release Agreement is executed by the Employee under the employee benefit plans and arrangements of the Corporation or any of its Affiliates; or (iii) any claims that may arise after the date this Release Agreement is executed.

5. In consideration of the Employee’s release set forth in paragraph 2, the Corporation knowingly and willingly releases and forever discharges the Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Corporation now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Corporation, provided, however, that nothing herein is intended to release any claim the Corporation may have against the Employee for any illegal conduct or arising out of any illegal conduct and provided further that nothing herein shall be deemed to release the Corporation’s rights under the Plan or for any claims that may arise after the date this Release Agreement is executed.

6. The Employee acknowledges that he/she has carefully read and fully understands all of the provisions and effects of the Plan and this Release Agreement. The Employee also acknowledges that the Corporation, by this paragraph and elsewhere, has advised him/her to consult with an attorney of his/her choice prior to signing this Release Agreement. The Employee represents that, to the extent he/she desires, he/she has had the opportunity to review this Release Agreement with an attorney of his/her choice.

7. The Employee acknowledges that he/she has been offered the opportunity to consider the terms of the Separation Agreement and this Release Agreement for a period of at least forty-five (45) days, although he/she may sign it sooner should he/she desire as long as the date of execution is after the Employee’s last day of active employment. The Employee further shall have seven (7) additional days from the date of signing this Release Agreement to revoke his/her consent hereto by notifying, in writing, the VP of People of the Corporation. This Release Agreement will not become effective until seven days after the date on which the Employee has signed it without revocation.

Dated: February 19, 2010

/s/ Matthew Kane

Employee:

Matthew Kane

Per:

/s/ Michael Creamer	/s/ Jerry Fowden
Michael Creamer, VP People	Jerry Fowden, CEO